Exhibit 99.1

G&K Services Reports Fiscal 2012 First Quarter Results

Adjusted Earnings Per Diluted Share Increase 29 Percent

G&K’s Game Plan Continues to Deliver Improved Performance

MINNEAPOLIS--(BUSINESS WIRE)--November 1, 2011--G&K Services, Inc. (NASDAQ: GKSR) today reported operating results for the first quarter of its fiscal year 2012, which ended on October 1, 2011. First quarter revenue of $209.7 million was up 6.8 percent from adjusted revenue of $196.4 million in the prior-year period. Revenue growth was driven by strong new account sales, better customer retention, improved pricing and increased direct sales volume. The prior-year adjusted revenue excluded $4.0 million related to an accounting change for certain in-service merchandise items. Including the impact of the accounting change, revenue in the prior-year quarter was $200.4 million.

The company reported first quarter net earnings of $0.45 per diluted share, an increase of 29 percent from adjusted earnings of $0.35 per diluted share in the prior-year period. Earnings growth in the quarter was driven by increased revenue, improved operating margins, lower interest expense and a lower tax rate. The prior-year adjusted earnings excluded a $0.14 per share benefit related to the accounting change. Including this benefit, prior-year earnings were $0.49 per diluted share.

“The first quarter was a solid start to our fiscal year,” said Douglas A. Milroy, G&K’s chief executive officer. “The company delivered profitable revenue growth, as our focus on productivity improvements and cost management led to higher operating margins, despite the expected headwinds from merchandise and energy costs.”

Income Statement Review
First quarter revenue from rental operations was $194.0 million, up from adjusted revenue of $182.4 million in the prior-year quarter. The company’s rental organic growth rate was 5.25 percent. Rental organic growth was primarily driven by strong new account sales, improved customer retention and pricing. The organic growth rate is calculated using revenue adjusted for foreign currency exchange rate differences and the accounting change. Prior-year adjusted rental revenue excluded $4.0 million related to the accounting change. Including the impact of the accounting change, prior-year revenue from rental operations was $186.4 million. First quarter direct sales were $15.7 million, up 12 percent from $14.0 million in the prior year, driven primarily by growth in catalog sales.

First quarter operating margin was 7.4 percent, compared to an adjusted operating margin of 7.2 percent in the prior-year period. The higher operating margin was driven by revenue growth leveraging fixed costs, productivity gains in rental production and delivery, and lower selling and administrative expenses as a percentage of adjusted revenue. These gains were partially offset by higher merchandise expense due to strong new account sales and increased cotton costs, and higher energy costs. Including the impact of the previously mentioned accounting change, prior-year operating margin was 9.0 percent.

Net earnings also benefited from lower interest expense and a lower effective tax rate. Interest expense in the current quarter was $1.7 million, down from $2.6 million in the prior-year period, primarily due to lower total debt. The effective tax rate was 40.0 percent, compared to 41.9 percent in the prior-year period.

Financial Strength
The company’s financial position remains strong. As of October 1, 2011, the company had total debt of $137.7 million and a debt to capitalization ratio of 21.2 percent. Total stockholders’ equity at the end of the first quarter was $513.0 million.

Cash flow from operations in the first quarter was negative $7.4 million, compared to $13.0 million in the prior-year. The lower cash flow was driven primarily by investments in inventory to support new account sales growth, the timing of payments on accounts payable, and a contribution to the company’s pension plan that was larger than the prior year.

Outlook
The company reaffirms its expectation for full-year fiscal 2012 revenue in the range of $850 to $870 million. Based on first quarter performance and increased confidence in its outlook, the company is increasing its full-year earnings guidance to a range of $1.80 to $2.05 per diluted share, from the previously announced range of $1.70 to $2.00 per diluted share. The company expects cash flow from operations will rebound during the remainder of the year and expects to generate full-year free cash flow in a range comparable to fiscal year 2011.

Conference Call Information
The company will host a conference call today at 10:00 a.m. (CT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through December 1, 2011.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended			Three Months Ended
	October 1, 2011			October 2, 2010
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As Reported	$15,475	$8,293	$0.45	$18,091	$8,979	$0.49
Less: Impact of change in accounting	-	-	-	(4,038)	(2,574)	(0.14)
As Adjusted	$15,475	$8,293	$0.45	$14,053	$6,405	$0.35

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Financial tables follow:

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
(U.S. Dollars, in thousands, except per share data)	October 1, 2011	October 2, 2010

REVENUES
Rental operations	$194,001	$186,370
Direct sales	15,722	14,019
Total revenues	209,723	200,389

OPERATING EXPENSES
Cost of rental operations	133,587	125,003
Cost of direct sales	11,915	10,571
Selling and administrative	48,746	46,724
Total operating expenses	194,248	182,298

INCOME FROM OPERATIONS	15,475	18,091
Interest expense	1,653	2,647
INCOME BEFORE INCOME TAXES	13,822	15,444
Provision for income taxes	5,529	6,465
NET INCOME	$8,293	$8,979

Basic weighted average number of shares outstanding	18,430	18,289
BASIC EARNINGS PER COMMON SHARE	$0.45	$0.49
Diluted weighted average number of shares outstanding	18,610	18,356
DILUTED EARNINGS PER COMMON SHARE	$0.45	$0.49

Dividends per share	$0.130	$0.095

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	October 1, 2011	July 2, 2011
ASSETS
Current Assets
Cash and cash equivalents	$7,563	$22,974
Accounts receivable, net	87,557	90,522
Inventories, net	169,879	163,050
Other current assets	16,411	21,614
Total current assets	281,410	298,160

Property, Plant, Equipment, net	182,733	185,521
Goodwill	323,531	328,219
Other Assets	51,583	54,020
Total assets	$839,257	$865,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$30,888	$38,067
Accrued expenses	60,953	72,395
Deferred income taxes	7,534	7,626
Current maturities of long-term debt	42,626	40,710
Total current liabilities	142,001	158,798

Long-Term Debt, net of Current Maturities	95,091	95,188
Deferred Income Taxes	8,912	9,189
Accrued Income Taxes - Long Term	13,196	13,199
Other Noncurrent Liabilities	67,072	74,640
Stockholders' Equity	512,985	514,906
Total liabilities and stockholders' equity	$839,257	$865,920

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	October 1,	October 2,
(U.S. Dollars, in thousands)	2011	2010
Operating Activities:
Net income	$8,293	$8,979
Adjustments to reconcile net income to net
cash (used for)/provided by operating activities -
Depreciation and amortization	8,776	9,398
Other adjustments	1,001	1,956
Changes in current operating items	(26,635)	(4,984)
Other assets and liabilities	1,194	(2,372)
Net cash (used for)/provided by operating activities	(7,371)	12,977
Investing Activities:
Property, plant and equipment additions, net	(7,195)	(5,415)
Net cash used for investing activities	(7,195)	(5,415)
Financing Activities:
Payments of long-term debt	(236)	(251)
Proceeds from/(Payments on) revolving credit facilities, net	2,000	(3,700)
Cash dividends paid	(2,446)	(1,775)
Net Issuance of common stock, under stock option plans	536	5
Purchase of common stock	(604)	(328)
Net cash used for financing activities	(750)	(6,049)
(Decrease)/Increase in Cash and Cash Equivalents	(15,316)	1,513
Effect of Exchange Rates on Cash	(95)	70

Cash and Cash Equivalents:
Beginning of period	22,974	8,774
End of period	$7,563	$10,357

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Jeff Huebschen, 952-912-5773
Director, Investor Relations